Exhibit 10.4
Amendment to Samantha Pearce’s Employment Contract
This amendment (the “Amendment”) applies to the Employment Contract between Samantha Pearce (the “Executive”) and Jazz Pharmaceuticals UK Limited dated 13 December 2019 (the “Employment Contract”). The Employment Contract is amended as set forth herein.

1.
Change in Control Severance Benefits. The attached Schedule 1, effective as of 11 February 2020, contains the terms and conditions of Executive’s eligibility for certain change in control severance benefits.

2.
Miscellaneous. This Amendment, including Schedule 1, sets forth all modifications to the Employment Contract, and the other terms of the Employment Contract remain in full force and effect. This Amendment can only be modified in a written agreement signed by both parties.

Signed as follows:

/s/ Heidi Manna		/s/ Samantha Pearce
Heidi Manna Chief Human Resources Officer Jazz Pharmaceuticals		Samantha Pearce

Date:	21-Apr-2020	Date:	18-Apr-2020

1.

SCHEDULE 1
Change in Control Severance Benefits for Samantha Pearce

1.
Covered Termination: Samantha Pearce (the “Executive”) will be eligible for the severance benefits set forth in this Schedule 1 (the “Severance Benefits”) in the event of a Covered Termination which is effective on or within twelve (12) months following a Change in Control, subject to the requirements set forth in this Schedule 1.

2.	Severance Benefits: The Severance Benefits will consist of cash severance payment and payments for continued health care insurance coverage, as follows:

a.	Cash Severance Benefits: A lump sum cash severance payment will be paid to the Executive in a gross amount equal to the sum of the following three components (the “Severance Payment”):
(1) Executive’s annual basic salary in effect as of the effective date of the Executive’s Covered Termination (without giving effect to any reduction in base salary that would constitute grounds for Constructive Termination) (the “Severance Base”) multiplied by 150%;
(2) The product of the Severance Base multiplied by the Bonus Percentage (defined below) multiplied by 150%; and
(3) The product of the Severance Base multiplied by the Bonus Percentage multiplied by the Bonus Multiplier (defined below).
Notwithstanding the foregoing, to the extent applicable, the Severance Payment shall be reduced by any amounts paid to Executive: (1) during any period of garden leave immediately preceding the Covered Termination; (ii) qualifying as pay-in-lieu of notice; or (iii) any other severance benefits whether contractual or statutory (including but not limited to any statutory redundancy pay) or other similar benefits payable to the Executive in connection with the termination of Executive’s employment.
By way of example, if the effective date of the Covered Termination is 30 June, Executive’s annual basic salary in effect as of the Covered Termination is £300,000, and her target bonus is 45% of basic salary (and Executive has not received any higher annual bonus in either of the last two calendar years prior to the Covered Termination), the Severance Payment shall be calculated as follows:

(1)	£300,000 x 150% (1.5) = £450,000

(2)	£300.000 x bonus percentage (.45) x 150% (1.5) = £202,500

(3)	£300,000 x bonus percentage (.45) x 6/12 = £67,500
Total Gross Severance Payment: £450,000 + £202,500 + £67,500 = £720,000

b.
Health Continuation Coverage Benefits: To the extent that Executive elects continued private health insurance coverage following the Covered Termination at a level equivalent to the private health insurance coverage provided to Executive during her employment, the Employer shall pay the applicable premiums (inclusive of premiums for the Executive’s participating dependents, if any) for such plan

2.

coverage for a period of eighteen (18) months following the date of the Covered Termination (or such earlier date if the Executive dies, if Executive and/or her dependents are no longer eligible for coverage, or if Executive obtains new employment which includes eligibility for health plan coverage). The provision of these benefits is subject to commensurate health insurance coverage being obtained on normal terms and subject to medical and other underwriting requirements and other terms and conditions. The Executive shall be required to notify the Employer immediately if the Executive becomes covered by a health insurance plan of a subsequent employer or if the Executive or her participating dependents otherwise cease to be eligible for coverage during the period provided above. Upon the conclusion of such period of insurance premium payments made by the Employer, the Executive will be responsible for the entire payment of premiums.

3.	Certain Definitions:

a.	“Affiliate” means any “parent” or “subsidiary” of the Employer as such terms are defined in Rule 405 of the United States Securities Act of 1933, as amended.

b.
“Bonus Percentage” means the greater of (i) any annual bonus, expressed as a percentage of annual base salary paid in the year of determination, paid to the Executive by the Company or an Affiliate in respect of either of the last two calendar years prior to the date of a Covered Termination or (ii) the Executive’s target bonus, expressed as a percentage of annual base salary, for the calendar year in which the Covered Termination occurs.

c.
“Bonus Multiplier” means the quotient obtained by dividing the number of full months that the Executive is employed by the Company or an Affiliate in the calendar year of a Covered Termination by twelve (12).

d.	“Change in Control” means “Change in Control” as defined in the Jazz Pharmaceuticals plc Amended and Restated Executive Change in Control and Severance Benefit Plan.

e.	“Cause” means the occurrence of any one or more of the following:

i.
the Executive’s unauthorised use or disclosure of the confidential information or trade secrets of the Employer or its Affiliates which use or disclosure causes material harm to the Employer or an Affiliate;

ii.
the Executive’s material breach of any agreement between the Executive and the Employer or an Affiliate which remains uncured for ten (10) business days after receiving written notification of the breach from the Employer;

iii.
the Executive’s material failure to comply with the written policies or rules of the Employer or an Affiliate which remains uncured for ten (10) business days after receiving written notification of the breach from the Employer;

iv.
the Executive’s conviction of, or plea of guilty or no contest to, any crime involving fraud, dishonesty, or moral turpitude under the laws of any United States, England, Federal, state, local, or foreign governmental authority;

v.	the Executive’s gross misconduct;

vi.	the Executive’s continuing failure to perform assigned duties after receiving written notification of the failure from the Employer;

3.

vii.
the Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Employer, its Affiliates, directors, officers, or employees, if the Employer has requested the Executive’s cooperation; or

viii.
any action of Executive warranting summary dismissal or termination without prior notice under Executive’s employment agreement with the Employer as in effect on the Covered Termination (as applicable, the “Employment Agreement”) or under applicable employment laws.

f.
“Constructive Termination” means a resignation of employment by Executive after an action or event which constitutes Good Reason is undertaken by Employer or an Affiliate, or otherwise occurs, provided such action or event is not agreed to by Executive in writing; provided, however, that in order for Executive’s resignation to constitute a Constructive Termination, Executive must (i) provide written notice to Employer’s General Counsel within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for such resignation, (ii) allow Employer at least thirty (30) days from receipt of such written notice to cure such event, and (iii) if such event is not reasonably cured within such period, resign from all positions Executive then holds with Employer and any Affiliate effective not later than ninety (90) days after the expiration of the cure period.

g.
“Covered Termination” means either (I) an Involuntary Termination Without Cause, or (ii) a Constructive Termination. Termination of employment of Executive due to death or disability shall not constitute a Covered Termination unless a resignation of employment by Executive immediately prior to Executive’s death or disability would have qualified as a Constructive Termination.

h.	“Employer” means the corporate entity which employed Executive as of the effective date of the Covered Termination (including any predecessor or successor entity).

i.	“Executive” means Samantha Pearce.

j.	“Good Reason” means the occurrence of any one or more of the following actions or events without Executive’s written consent:

i.
a reduction in Executive’s base salary by more than ten percent (10%) (other than a reduction in conjunction with (x) a Company-wide salary reduction, or (y) a salary reduction involving senior management of Employer which results in salary reductions for employees similarly-situated to Executive);

ii.	a relocation of Executive’s place of employment that increases Executive’s one-way commute by more than thirty-five (35) miles;

iii.
a substantial reduction in Executive’s duties or responsibilities (and not simply a change in reporting relationships) in effect immediately prior to the effective date of the Change in Control; provided, however, that it shall not constitute “Good Reason” if, following the effective date of the Change in Control, either (x) Employer is retained as a separate legal entity or business unit and Executive holds the same position in such legal entity or business unit as Executive held before such effective date, (y) Executive holds a position with duties and responsibilities comparable (although not necessarily identical, in view of the relative sizes of Employer and the entity involved in the Change in Control) to the duties and responsibilities of Executive prior to the effective date of the Change in Control; or

iv.	a reduction in the Executives title.

4.

k.
“Involuntary Termination Without Cause” means a termination by the Employer of the Executive’s employment relationship with the Employer or an Affiliate for any reason other than for Cause and other than as a result of death or disability.

4.	Additional Terms for Severance Benefits: The following additional terms shall apply:

a.
Release: In order to be eligible to receive, and prior to receipt of, any of the Severance Benefits, the Executive must execute a general waiver and release and return such release to Employer within the time period specified therein, but in no event more than forty-five (45) days following the date of the Covered Termination, and such release must become effective in accordance with its terms but in all cases not later than the sixtieth (60th) day following the Covered Termination. No release shall require the Executive to forego any unpaid salary, any accrued but unpaid vacation pay, or any vested or earned benefits payable pursuant to the Executive’s Employment Agreement or by law. The Employer, in its sole discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release.

b.
Mitigation: The Executive shall not be required to mitigate damages as a condition of the Severance Benefits by seeking other employment or otherwise. Similarly, no amount of the Severance Benefits shall be reduced by any compensation earned by the Executive as a result of employment by another employer or any retirement benefits received by such Executive after the date of the Executive’s termination of employment with the Employer, except for Severance Benefits relating to payments for health continuation coverage provided above.

c.
Tax Withholding, Contributions: All payments under this Schedule will be subject to all applicable deductions and withholding of the Employer, including, without limitation, all obligations to withhold or make deductions for federal, state and local income and employment taxes, as well as national contributions and any other required deductions or withholdings which are required pursuant to the terms of the Executive’s employment or by law, or which are provided for in the Executive’s Employment Agreement and/or this Schedule (including for the avoidance of doubt deductions for income tax and national insurance contributions required under English law).

5.